UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2017

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 West 52nd Street New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 975-4321

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 16, 2017, CBS Corporation (the “Company”) and CBS Operations Inc., a wholly owned subsidiary of the Company (“CBS Operations”), entered into definitive agreements in connection with the closing on that date of the Company’s previously announced offering and sale of $900 million aggregate principal amount of senior notes guaranteed by CBS Operations.

On November 16, 2017, the Company closed the offering of $400 million aggregate principal amount of 2.900% senior notes due 2023 (the “senior notes due 2023”) and $500 million aggregate principal amount of 3.700% senior notes due 2028 (the “senior notes due 2028” and together with the senior notes due 2023, the “senior notes”). The senior notes were offered and sold only to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

The sale of the senior notes resulted in aggregate net proceeds to the Company of approximately $883 million, after deducting the discounts and commissions payable to the initial purchasers of the senior notes and the Company’s estimated offering expenses. As previously announced, the Company intends to use the net offering proceeds to redeem its $500 million outstanding aggregate principal amount of 5.75% senior notes due 2020, which mature on April 15, 2020. The remaining net proceeds will be used for general corporate purposes, which may include, among other purposes, discretionary contributions to the Company’s qualified pension plans or the repayment of short-term borrowings, including commercial paper.

Senior Notes Indenture

The senior notes were issued under an indenture dated as of November 16, 2017, among the Company, CBS Operations and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”).

The senior notes due 2023 bear interest at a rate of 2.900% per year. The senior notes due 2028 bear interest at a rate of 3.700% per year. Interest is payable semi-annually in arrears on the senior notes on June 1 and December 1 of each year, beginning on June 1, 2018. Interest on the senior notes accrues from and including November 16, 2017. The senior notes due 2023 will mature on June 1, 2023. The senior notes due 2028 will mature on June 1, 2028.

The Company may redeem some or all of the senior notes at any time before May 1, 2023 (in the case of the senior notes due 2023) and March 1, 2028 (in the case of the senior notes due 2028) at a redemption price equal to the principal amount of the senior notes being redeemed plus an applicable “make-whole” premium. In addition, the Company may redeem some or all of the senior notes due 2023 at any time beginning on May 1, 2023 at 100% of the principal amount of the senior notes due 2023 being redeemed, and the Company may redeem some or all of the senior notes due 2028 at any time beginning on March 1, 2028 at 100% of the principal amount of the senior notes due 2028 being redeemed.

Upon the occurrence of both a change of control of the Company (as defined in the senior notes) and a downgrade of the credit rating of the senior notes below an investment grade rating by each applicable credit rating agency, unless the Company has exercised its right of redemption as described above, the Company will be required to offer to repurchase the senior notes at a repurchase price equal to 101% of the aggregate principal amount of the senior notes. The Company would be required to pay accrued and unpaid interest, if any, on the senior notes redeemed or repurchased in each of the foregoing events of redemption or repurchase.

The senior notes are the unsecured senior obligations of the Company and rank equally in right of payment with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. Payment of the senior notes is fully and unconditionally guaranteed by CBS Operations. The guarantees are unsecured senior obligations of CBS Operations and rank equally in right of payment with all other unsecured and unsubordinated indebtedness of CBS Operations from time to time outstanding.

The Indenture contains certain covenants that, among other restrictions, limit the Company’s ability to create liens and enter into sale and leaseback transactions, and the ability of the Company and CBS Operations to consolidate or merge with or into another corporation, or to sell or convey all or substantially all of their respective property and assets to another entity. The covenants are subject to a number of important qualifications and exceptions under the Indenture. The Indenture does not contain financial maintenance covenants.

Repayment of the senior notes may be accelerated upon the occurrence of events of default specified in the Indenture, as described in Item 2.03 of this report.

The foregoing summary of the terms of the Indenture, the senior notes and the guarantees is not complete and is qualified in its entirety by reference to the text of the Indenture, the form of the senior notes due 2023, the form of the senior notes due 2028 and the form of guarantee of CBS Operations, which are filed as Exhibits 4.1, 4.2, 4.3 and 4.4, respectively, to this report and incorporated by reference in this Item 1.01.

Registration Rights Agreement

In connection with the closing of the sale of the senior notes, the Company and CBS Operations entered into a Registration Rights Agreement, dated as of November 16, 2017 (the “Registration Rights Agreement”), among the Company, CBS Operations, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC and RBC Capital Markets, LLC, as representatives of the initial purchasers of the senior notes. In the Registration Rights Agreement, the Company and CBS Operations have agreed to use their commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”) and cause to be declared effective a registration statement relating to an offer to exchange the senior notes (the “exchange offer”) for SEC-registered senior notes with terms substantially identical to those of the senior notes (except that the SEC-registered senior notes will not be subject to restrictions on transfer).

In the event that (1) the Company and CBS Operations determine that a registered exchange offer may not be effected under applicable law or the interpretations of the staff of the SEC, (2) the exchange offer is not completed within 60 days after the effective date of the exchange offer registration statement or (3) during the period specified in the Registration Rights Agreement, upon request by any initial purchaser holding senior notes that are ineligible to be exchanged in the exchange offer, the Company and CBS Operations are required to use their commercially reasonable efforts to file and cause to become effective a shelf registration statement relating to resales of the senior notes and to keep that registration statement effective as specified in the Registration Rights Agreement.

Upon the occurrence of one or more registration defaults as described below, the interest rate on each series of senior notes will be increased by (1) 0.25% per annum for the first 90-day period beginning on the day immediately following the registration default and (2) an additional 0.25% per annum at the end of the 90-day period, until and including the date all registration defaults have ended, up to a maximum aggregate interest rate increase of 0.50% per annum. Under the Registration Rights Agreement, a registration default will occur in the event that (a) the exchange offer registration statement referred to above or, if required, the shelf registration statement referred to above has not become effective within the applicable period specified in the Registration Rights Agreement or (b) the shelf registration statement, if required, has become effective but thereafter ceases to be effective or usable under specified circumstances.

The foregoing summary of the terms of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the text of the Registration Rights Agreement, which is filed as Exhibit 4.5 to this report and incorporated by reference in this Item 1.01.

Certain of the initial purchasers have performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses. The initial purchasers may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of some of the initial purchasers are parties to credit agreements with the Company and its subsidiaries.

The information set forth in Item 2.03 of this report is incorporated by reference in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated by reference in this Item 2.03.

Upon the closing on November 16, 2017 of the sale of the senior notes described in Item 1.01 of this report, the Company became obligated as issuer and CBS Operations became obligated as guarantor on $900 million aggregate principal amount of unsecured senior indebtedness.

The Indenture contains customary events of default, including, with specified exceptions and qualifications, the following events: the failure to pay the principal of any senior note when due and payable at its stated maturity or upon acceleration, redemption or otherwise; the failure to make payment of interest on any senior note within 30 days of its due date; a default in the performance of or breaches of other provisions of the Indenture; and certain events of bankruptcy, insolvency or reorganization relating to the Company or CBS Operations. If an event of default has occurred, the trustee under the Indenture or the holders of at least 25% in principal amount of the senior notes of the affected series may declare the entire unpaid principal amount of and all the accrued interest on the senior notes of that series to be due and immediately payable. There is no action on the part of the trustee or any holder of senior notes required for such a declaration if the event of default is an event of bankruptcy, insolvency or reorganization.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following documents are hereby filed as exhibits to this report:

Exhibit Number	Description of Exhibit

4.1	Indenture, dated as of November 16, 2017, among CBS Corporation, CBS Operations Inc. and Deutsche Bank Trust Company Americas.

4.2	Form of Note for the senior notes due 2023.

4.3	Form of Note for the senior notes due 2028.

4.4	Form of Guarantee of CBS Operations Inc.

4.5	Registration Rights Agreement, dated as of November 16, 2017, among CBS Corporation, CBS Operations Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC and RBC Capital Markets, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION
(Registrant)

By:	/s/ Joseph R. Ianniello
Name: Joseph R. Ianniello
Title: Chief Operating Officer

Date: November 20, 2017